Filed Pursuant to Rule 433

Registration No. 333-155803

Supplementing the Preliminary Prospectus

Supplement dated May 7, 2009

(To a Prospectus dated December 1, 2008)

May 7, 2009

PRICING TERM SHEET

6.625% Notes due 2019

Issuer:	Corning Incorporated

Security:	6.625% Notes due 2019

Size:	$250,000,000

Maturity Date:	May 15, 2019

Coupon:	6.625%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2009

Price to Public:	99.992%

Spread to Benchmark Treasury:	+337.5 bp

Benchmark Treasury:	2.750% due February 15, 2019

Benchmark Treasury Yield:	3.251%

Optional Redemption:	The Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 50 basis points. The Company will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of redemption.

Expected Settlement Date:	May 12, 2009

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	219350 AS4

ISIN	US219350AS42

Anticipated Ratings:	Baa1 (negative outlook) by Moody’s Investors Service, Inc. BBB+ (stable outlook) by Standard & Poor’s Ratings Services BBB+ (stable outlook) by Fitch Ratings

Joint Book-running Managers	J.P. Morgan Securities Inc. Deutsche Bank Securities Inc.

Co-Managers	Banc of America Securities LLC Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc.

7.000% Notes due 2024

Issuer:	Corning Incorporated

Security:	7.000% Notes due 2024

Size:	$100,000,000

Maturity Date:	May 15, 2024

Coupon:	7.000%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2009

Price to Public:	99.085%

Spread to Benchmark Treasury:	+384.9 bp

Benchmark Treasury:	2.750% due February 15, 2019

Benchmark Treasury Yield:	3.251%

Optional Redemption:	The Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 50 basis points. The Company will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of redemption.

Expected Settlement Date:	May 12, 2009

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	219350 AT2

ISIN	US219350AT25

Anticipated Ratings:	Baa1 (negative outlook) by Moody’s Investors Service, Inc. BBB+ (stable outlook) by Standard & Poor’s Ratings Services BBB+ (stable outlook) by Fitch Ratings

Joint Book-running Managers	J.P. Morgan Securities Inc. Deutsche Bank Securities Inc.

Co-Managers	Banc of America Securities LLC Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. The ratings are based on information furnished to the rating agencies by us, and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes affecting us, our industries, or a variety of other factors, or as a result of the unavailability of information.

The issuer has filed a registration statement (including a prospectus and the prospectus supplement relating to the securities described above) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement relating to the securities described above in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to the securities described above if you request it by contacting J.P. Morgan Securities Inc., 270 Park Avenue, 8th Floor, New York, NY 10017, Attn: Investment Grade Syndicate Desk, or by calling collect at 1-212-834-4533; or Deutsche Bank Securities Inc., 100 Plaza One, Jersey City, New Jersey 07311, Attn: Prospectus Department, or by calling toll free at 1-800-503-4611.